Exhibit 10.38
CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (this “Agreement”), dated as of ____________, 20__ is made by and between OM Group, Inc., a Delaware corporation (the “Company”), and ___________________ (the “Executive”).
WHEREAS, the Company considers it essential to the best interest of the Company and its stockholders that its management be encouraged to remain with the Company and to continue to devote its full attention to the Company's business;
WHEREAS, the Company recognizes the possibility that a Change in Control may occur and that the uncertainty arising as a result of a potential Change in Control may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;
WHEREAS, the Company's Board of Directors (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company's management, including the Executive, to their assigned duties without distraction in the face of a potential Change in Control; and
WHEREAS, the Executive has advised the Company that, in consideration of, among other things, the Company's entering into this Agreement with the Executive, it is Executive's present intention to remain in the employ of the Company unless and until a Change in Control occurs.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
1.Definitions.
(a)“Additional Compensation” has the meaning set forth in Section 5(d).
(b)“Affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.
(c)“Agreement” has the meaning set forth in the Preamble.
(d) “Board” has the meaning set forth in the recitals.
(e)“Business Combination” has the meaning set forth in Section 1(g).
(f)“Cause” means (i) the willful and continued failure by the Executive to perform his duties with the Company or one of its Affiliates (other than for death, Disability or Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes the Executive has failed to perform his duties, or (ii) illegal conduct or gross misconduct by the Executive involving moral turpitude that is materially and demonstrably injurious to the Company. For purposes of clause (ii) of the preceding sentence, no act or failure to act shall constitute “Cause” unless it is done, or omitted to be done, in bad faith or without Executive's reasonable belief that such action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given Executive pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be undertaken in good faith and in the best interests of the Company.

(g)“Change in Control” means the occurrence of any of the following: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of the then outstanding Voting Shares; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (4) any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 1(g)(iii) below; or (ii) individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership immediately prior to such Business Combination of the Voting Shares, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(h)“COBRA Period” has the meaning set forth in Section 6(a).
(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(j)“Company” means OM Group, Inc., a Delaware corporation, and any successor to its business and/or assets which executes and delivers the agreement provided for in Section 12 of this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(k)“Company Shares” means shares of common stock of the Company, par value $0.01 per share.

(l)“Disability” has the meaning set forth in Section 4(c).
(m)“Effective Date” has the meaning set forth in Section 3(b).
(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(o)“Excise Tax” has the meaning set forth in Section 10(a).
(p)“Executive” has the meaning set forth in the Preamble.
(q)“Executive Officer” has the meaning set forth in Section 2.
(r)“Firm” has the meaning set forth in Section 10(b).
(s)“Good Reason” means: (i) the assignment of any duties inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Company to continue to provide Executive with an annual base salary, employee benefits and an opportunity to earn incentive and bonus compensation equal or greater to that which was provided to the Executive by the Company immediately prior to the Effective Date, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by the Executive; (iii) the Company's requiring the Executive to be based at or generally work from a primary business location more than 50 miles from the location that the Executive was based at or generally worked from prior to the Effective Date or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; or (iv) any failure by the Company to comply with and satisfy Section 12 of this Agreement.
(t)“Incumbent Board” has the meaning set forth in Section 1(g).
(u)“Notice of Termination” has the meaning set forth in Section 4.
(v)“OMG Related Persons” has the meaning set forth in Section 9(c).
(w)“Person” has the meaning set forth in Section 1(g).
(x)“Release” has the meaning set forth in Section 5.
(y)“Retirement” has the meaning set forth in Section 4(b).
(z)“Separation from Service” shall mean a separation from service as such term is defined for purposes of Section 409A of the Code.
(aa)“Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding securities entitled to vote generally in the election of directors of the entity.
(ab)“Term” means the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).
(ac)“Termination Date” has the meaning set forth in Section 4.
(ad)“Total Payments” has the meaning set forth in Section 10(a).
(ae)“Voting Shares” means at any time, the then-outstanding securities entitled to vote generally in the election of directors of the Company.
(af)“Without Cause” means termination of the Executive's employment for reasons other than for death, Retirement, Disability or Cause.
2.Term. The Term of this Agreement shall commence on the date first written above and shall continue in effect through __________, 20__; provided, however, that commencing on January 1, 20__ and each January 1 thereafter, the Term shall be automatically extended for one (1) additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given written notice to the other party electing not to extend the Term; and provided further, that if a Change in Control shall have occurred during the Term, the Term shall expire on the last day of the twelfth (12th) month following the month in which such Change in Control occurred. Notwithstanding any other provision hereof, the Term shall expire immediately if, prior to a Change in Control: (a) the Executive's employment terminates for any reason, so long as such termination was not by the Company Without Cause in anticipation of or in connection with a Change in Control, (b) the Executive dies, or (c) the Board has determined that the Executive has ceased for any reason to be an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act (“Executive Officer”), so long as the action that resulted in the Executive no longer being an Executive Officer was not taken by the Company in anticipation of or in connection with a Change in Control.
3.Change in Control.
(a)No benefits shall be payable hereunder unless a Change in Control occurs, and, during the Term, the Executive's employment with the Company is terminated either by the Executive for Good Reason or by the Company Without Cause. The payments and benefits set forth in this Agreement shall not be provided to the Executive if his employment terminates pursuant to Section 4(a), (b), (c) or (d).
(b)The first date upon which a Change in Control as defined above takes place shall be known as the “Effective Date.” Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs and if the Executive's employment with the Company is terminated by the Company prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination (i) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (ii) was by the Company and arose with or in anticipation of a Change in Control, then for all purposes of this Agreement, the Executive's employment shall be deemed to have been terminated by the Company Without Cause under Section 4(f) of this Agreement and the “Effective Date” shall mean the date immediately prior to the Termination Date (as defined in Section 4 hereof).
4.Termination of Employment. The Executive's employment with the Company shall or may be terminated, as the case may be, for any of the following reasons:
(a)termination of the Executive's employment due to the Executive's death;
(b)the Executive's voluntary termination of his employment other than for Good Reason, including such a termination of the Executive's employment by the Executive at or after the attainment of age sixty-five (65) or pursuant to a duly adopted retirement policy of the Company (“Retirement”);
(c)termination of the Executive's employment either by the Executive or by the Company after the Executive is physically or mentally incapacitated for a period of one hundred eighty (180) consecutive days such that the Executive cannot substantially perform the Executive's duties of employment with the Company on a full-time basis (“Disability”);
(d)the Company may terminate the Executive's employment at any time for Cause;
(e)the Executive may terminate his employment at any time for Good Reason; and
(f)the Company may terminate Executive's employment at any time Without Cause.
Except in the case of a termination under Section 4(b), death or as otherwise provided in Section 3(b) hereof, termination of the Executive's employment shall be effective only as of the earliest date

(hereinafter referred to as the “Termination Date”) specified by either the Executive or the Company in a written notice of termination (“Notice of Termination”) delivered to the other party hereto.
5.Severance Pay. If a Change in Control occurs, and, during the Term, Executive's employment with the Company is terminated either by the Executive for Good Reason or by the Company Without Cause, then in addition to all other benefits that the Executive has earned prior to such termination or to which Executive is otherwise entitled, the Company shall pay to the Executive as severance pay, in a lump sum, the following amounts:
(a)the Executive's full base salary earned through the Termination Date at the rate in effect prior to the date Notice of Termination is given, to the extent not theretofore paid;
(b)the Executive's bonus for the previously completed fiscal year of the Company, to the extent not theretofore paid;
(c)the Executive's target bonus (i.e., based on achievement of performance goals at the 100% level) for the fiscal year in which the Notice of Termination was given, pro rated to reflect the number of days the Executive was employed with the Company during such fiscal year;
(d)an amount equal to the product of (i) the sum of (x) the higher of the Executive's annual base salary in effect immediately prior to the Effective Date, or Executive's annual base salary at the highest rate in effect at any time since the Change in Control and (y) the amount of any Additional Compensation (hereinafter defined) and (ii) the number two. The term “Additional Compensation” means the quotient of (A) the Executive's annual (measured by a fiscal year) total cash incentive compensation, commissions and bonuses declared and/or received for each of the last three full fiscal years immediately preceding the Effective Date, including any portion of such amounts the Executive defers or contributes under any tax-qualified or nonqualified deferred compensation plan sponsored or maintained by the Company or one of its Affiliates or that are not includible in gross income pursuant to Section 125 of the Code, but excluding moving or educational reimbursement expenses, amounts realized from the exercise of any stock options, sale of restricted stock, and imputed income attributable to any fringe benefit, divided by (B) the number three; provided, however, that in the event the Executive was employed by the Company for a period of time less than three full fiscal years immediately preceding the Effective Date, the foregoing provisions shall be adjusted to cause Executive's Additional Compensation to be determined based upon the average of such payments for the number of full fiscal years immediately preceding the Effective Date in which the Executive was employed by the Company; provided further that in the event the Executive was employed by the Company for a period of time less than one full fiscal year, the foregoing provisions shall be adjusted to cause Executive's Additional Compensation to be determined based upon the projected target annual payments that would be provided to the Executive immediately preceding the Effective Date;
(e)all outstanding unvested options to purchase Company Shares, if any, granted to the Executive under any Company equity compensation plan shall immediately vest and become fully exercisable; and
(f)all unvested shares of restricted stock of the Company, if any, granted to the Executive under any Company equity compensation plan, shall immediately vest and shall be redeemed by the Company for an amount in cash equal to the higher of (i) the mean of the high and low trading prices of Company Shares on the New York Stock Exchange on the Termination Date or (ii) the highest price per Company Share actually paid in connection with any Change in Control.
The Executive will be required to deliver a written instrument in form and substance reasonably satisfactory to the Company releasing the Company and its Affiliates from any and all claims or causes of action of any kind arising from or relating to the Executive's employment with the Company (a “Release”) as a condition to the payment or receipt of any payment or benefit pursuant to Sections 5, 6 or 7 hereof.

Subject to Section 19(c) hereof, the cash payments described in this Section 5 and in Section 6(b) shall be payable to the Executive on the 60th day following the Executive's Separation from Service with the Company, provided that the Executive has executed and delivered the Release to the Company, and the Release has become irrevocable prior to the 60th day following Executive's Separation from Service.
6.Other Benefit Plans. If a Change in Control occurs and, during the Term, Executive's employment with the Company is terminated either by the Executive for Good Reason or by the Company Without Cause, then:
(a)For a period of eighteen (18) months following the Termination Date (the “COBRA Period”), the Company will arrange to provide the Executive, at no cost to the Executive, with health benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 1(s)(ii)), except that the level of such benefit to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such benefits. The COBRA Period shall be considered to be the period during which the Executive shall be eligible for continuation coverage under Section 4980B of the Code, and the Company shall reimburse the Executive for the amount of the premiums for such continuation coverage; provided, however, that without otherwise limiting the purposes or effect of Section 8, the benefits otherwise receivable by the Executive pursuant to this Section 6(a) will be reduced to the extent comparable benefits are actually received by the Executive from another employer during the COBRA Period following the Executive's Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company. If and to the extent that any benefit described in this Section 6(a) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such benefits. Notwithstanding the foregoing, if the Company determines that the provision of benefits under this Section 6(a) is likely to result in negative tax consequences to the Executive, the Company will use its reasonable best efforts to make other arrangements to provide a substantially similar benefit to the Executive that does not have such negative tax consequences, which may include providing such benefit through insurance coverage on the Executive's behalf.
(b)The Executive will also be entitled to (i) a lump sum payment in an amount equal to the present value of the cost of health coverage for an additional six months, provided that if the payment described in this Section 6(b)(i) is subject to tax, the Company will pay to the Executive an additional amount such that after payment by the Executive of all taxes so imposed on such benefits and on such payments, the Executive retains an amount equal to such taxes and (ii) an additional lump sum payment equal to the product of the lump sum payment set forth in Section 5(d) above multiplied by .15, which payment is intended to cover the cost of continuing, for an additional two years, disability coverage and the other benefit plans, programs and arrangements that the Executive is entitled to participate in during his employment with the Company. The payments provided for in this Section 6(b) will only be made to Executive in the event that Executive incurs a Separation from Service with the Company, and will be paid pursuant to Section 5 hereof.
(c)For a period of twenty-four (24) months following the Termination Date, the Company will arrange to provide the Executive with term life insurance benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 1(s)(ii)), except that the level of such benefit to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such benefits. Without otherwise limiting the purposes or effect of Section 8, benefits otherwise receivable by the Executive pursuant to this Section 6(c) will be reduced to the extent comparable benefits are actually received by the Executive from another employer during the twenty-four (24) month period following the Executive's Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.
7.Outplacement Services. If a Change in Control occurs, and, during the Term, the Executive's employment with the Company is terminated either by the Executive for Good Reason or by the Company Without Cause, the Company shall provide the Executive reasonable outplacement services for a period of up to one year after such termination of employment of a nature customarily provided to similarly situated executives.
8.No Mitigation Required. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 5 or 6 by seeking other employment or otherwise. Notwithstanding the foregoing, benefits otherwise receivable under Section 6 of this Agreement shall be reduced to the extent that and for any period during which the Executive is eligible to receive substantially similar benefits from another employer.
9.Restrictive Covenants of the Executive.
(a)Noncompetition. If a Change in Control occurs, and, during the Term, Executive's employment with the Company is terminated either by the Executive for Good Reason or by the Company Without Cause, and the Executive is receiving payments from the Company pursuant to this Agreement, then for a period of one (1) year from the Termination Date, the Executive agrees not to, without the written consent of the Company, either directly or indirectly, engage in, make any investment in, advise or consult with, assist or render any services to any person or entity in competition with the business of the Company or its subsidiaries. Notwithstanding the foregoing, the Executive may own less than one percent (1%) of the combined voting power of all issued and outstanding voting securities of any publicly-held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.
(b)Confidential Information. Executive hereby agrees that the Executive shall not at any time (whether employed by the Company or not), either directly or indirectly, disclose or make known to any person or entity or use any confidential information, trade secret, or proprietary information that the Executive acquired during the course of the Executive's employment with the Company that has not become public knowledge (other than by the Executive's actions in violation of this Agreement). Executive further agrees that upon the termination of the Executive's employment with the Company, or at any time upon the request of the Company, Executive shall deliver to the Company any and all literature, documents, correspondence, and other materials and records furnished to the Executive by the Company during the course of the Executive's employment with the Company. In no event shall an asserted violation of the provisions of this Section 9(b) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
(c)Non-Disparagement. The Executive agrees that during his employment and at all times thereafter, he will not, unless compelled by a court or governmental agency, make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) regarding the Company, or its Affiliates, together with their respective directors, partners, officers or employees (such entities, collectively, the “OMG Related Persons”), which disparages the reputation or business of the Company or the OMG Related Persons; provided, however, that such restriction shall not apply to statements, observations, opinions or communications made in good faith in the fulfillment of the Executive's duties with the Company; and provided further, that such restriction shall cease to apply and shall be of no further force and effect from and after the occurrence of a Change in Control.
10.Potential Payment Adjustment.
(a)Notwithstanding anything in this Agreement to the contrary, in the event it is determined

(in the manner provided herein) that any payment or distribution to or for the Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or similar right (all such payments and benefits together, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Executive's payments and/or distributions under this Agreement to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order: (1) the payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (2) the payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; (3) the payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (4) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; and (5) all other non-cash benefits not otherwise described in clauses (2) or (4) shall be next reduced pro-rata; provided, however, that the Company will only reduce the Executive's payments and/or distributions under this Agreement as set forth in this Section 10(a) if (X) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments), is greater than or equal to (Y) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments).
(b)All determinations required to be made under this Section 10, (including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax) shall be made by a nationally-recognized legal or accounting firm mutually agreeable to both the Executive and the Company (the “Firm”). The Firm will submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) calendar days after the Termination Date, if applicable, or such earlier time or times as may be requested by the Executive or the Company. If the Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive and Company with an opinion that both Executive and Company have substantial authority not to report any Excise Tax on any income or employment tax return.
(c)The Executive and the Company shall each provide the Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determination contemplated by Section 10(b) hereof.
(d)The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by Section 10(b) hereof shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall, subject to Section 19(b), reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of the Executive's payment thereof.
11.Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company reasonably determines to be required pursuant to any law or government regulation, order or ruling.

12.Successors, Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devises, legates, or other designee or, if there be no such designee, to the Executive's estate.
13.Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by (i) United States registered mail, return receipt requested, postage prepaid, or (ii) reputable overnight courier service (e.g., FedEx), in each case, addressed to the respective address set forth in this Section 13 or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:
To the Company:     OM Group, Inc.
1500 Key Tower
127 Public Square
Cleveland, OH 44114
Attn: General Counsel
To the Executive:     At the address set forth in the Company's payroll records
14.Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board; provided, that the Company shall have the right to terminate its obligations to the Executive under this Agreement by written notice given to the Executive at any time prior to a Change in Control, so long as such termination is not done in anticipation of or in connection with a Change in Control. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof and, except to the extent a specific compensation program provides for benefits upon a change in control relative to that program, which provisions shall remain in effect, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Without limiting the generality of the foregoing, this Agreement supersedes and replaces in its entirety any prior agreement relating to the subject matter hereof.
15.Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
16.Counterparts. This Agreement may be executed in one or more counterparts, any of which may be executed and delivered via facsimile, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

17.Jurisdiction, Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio. In the event of any dispute or controversy arising under or in connection with this Agreement Executive and the Company hereby irrevocably consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio.
18.Legal Fees and Expenses.
(a)It is the intent of the Company that the Executive not be required to incur the legal expenses associated with (i) the interpretation of any provision in, or obtaining of any right or benefit under, this Agreement or (ii) the enforcement of his rights under this Agreement by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the interpretation or enforcement of this Agreement, including the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Executive under this Section 18, subject to Section 19(b).
(b)Without limiting the obligations of the Company pursuant to Section 18(a), in the event a Change in Control occurs, the performance of the Company's obligations under Sections 5, 6 and 7 and this Section 18 will be secured by amounts deposited or to be deposited in trust pursuant to certain trust agreements to which the Company will be a party providing that the benefits to be paid pursuant to Sections 5, 6 and 7 and the fees and expenses of counsel selected from time to time by the Executive pursuant to Section 18(a) will be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Executive to the trustee of a statement or statements prepared by such counsel in accordance with its customary practices; provided that in any event, all payments owed to Executive under this Agreement will be paid at the time and in the form otherwise provided for under this Agreement. Any failure by the Company to satisfy any of its obligations under this Section 18(b) will not limit the rights of the Executive hereunder. Notwithstanding any provision of this Agreement to the contrary, no amounts shall be deposited in a trust pursuant to this Section 18(b) if, pursuant to Section 409A(b)(3)(A) of the Code, such amounts would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services. Subject to the foregoing, the Executive will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any Subsidiary.
19.Section 409A of the Code.
(a)To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Code. This Agreement will be interpreted in a manner consistent with this intent. To the extent any provision in this Agreement is or will be in violation of Section 409A of the Code, the Agreement shall be amended in such manner as the parties may agree such that the Agreement is or remains in compliance with Section 409A and the intent of the parties is maintained to the maximum extent possible. In particular, to the extent that the Executive becomes entitled to a payment or benefit under this Agreement that would constitute a “deferral of compensation” under Section 409A of the Code and the date that the payment would be made or benefit provided does not constitute a permitted distribution date under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Executive on the earlier of (i) the Executive's Separation from Service with the Company, subject to Section 19(c), or (ii) the Executive's death. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)Notwithstanding anything to the contrary in this Agreement, to the extent that any reimbursement or in-kind benefit provided under this Agreement would constitute a “deferral of compensation” under Section 409A of the Code: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, on the date of the Executive's Separation from Service with the Company, and if any portion of the payments or benefits to be received by the Executive upon his Separation from Service with the Company would constitute nonqualified deferred compensation (within the meaning of Section 409A of the Code), then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable or provided to the Executive under this Agreement during the six-month period immediately following his Separation from Service with the Company will instead be paid or made available on the earlier of (i) the date that is six months after the date of the Executive's Separation from Service with the Company or (ii) the Executive's death.
[Signature page follows]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OM GROUP, INC.

By:___________________________
Name:
Title:

ACCEPTED AND AGREED TO AS OF
THIS __ DAY OF _____________________, 20__

__________________________________________
Executive